Exhibit 10.19

ReserveOne Holdings, Inc.
2025 Omnibus Incentive Plan

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or entity, whether through the ownership of voting or other Securities, by contract or otherwise.

(b)	“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decrees or orders of any Governmental Authority applicable to such Person.

(c)	“Award” means any Option, share of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Other Stock-Based Award, or Cash-Based Awards granted under the Plan.

(d)	“Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or a written agreement governing the grant of any other Award granted under the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cash-Based Award” means an Award that is not a Stock Appreciation Right or Restricted Stock Unit granted under Section 9 of the Plan that is denominated and/or payable in cash.

(g)	“Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s commission of, plea of guilty or nolo contendere (or a similar plea) to, conviction of, or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony (or its equivalent in any non-United States jurisdiction) or constituting a misdemeanor involving theft, fraud or moral turpitude or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to any Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates; (2) conduct of the Participant, whether or not in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates; (3) any material violation of the policies of the Company or its Affiliates, including, but not limited to, any legal or compliance policies or the Company’s or its applicable Affiliate’s code of ethics, any policy relating to sexual harassment, discrimination, or the disclosure or misuse of confidential information, or those set forth in the manuals, or statements of policy of any Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with any Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; (7) willful neglect in the performance of the Participant’s duties for any Service Recipient or willful or repeated failure or refusal to perform such duties; or (8) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or one of its Affiliates. If, subsequent to the Termination of a Participant for any or no reason (other than a Termination by any Service Recipient for Cause), it is discovered that grounds to terminate the Participant’s employment or service for Cause existed, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by any Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award in connection with or following such Termination that would have been forfeited under the Plan had such Termination been by any Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by any Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(h)	“Cayman Companies Act” shall have the meaning set forth in Section 19(a) hereof.

(i)	“CC Capital” means CC Capital Partners, LLC, a Delaware limited liability company, and its Affiliates other than the Company and its subsidiaries.

(j)	“Change in Control” means, unless otherwise set forth in an Award Agreement or Participant Agreement:

(1)	a change in the ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more Persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding Securities pursuant to an offering of such Securities, directly or indirectly acquire, other than pursuant to a Reorganization (defined below) that constitutes a Non-Control Transaction (defined below), “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of Securities of the Company possessing more than 50% of the total combined voting power of the Company’s Securities eligible to vote in the election of the Board (“Company Voting Securities”);

(2)	the date, within any consecutive 24-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director subsequent to the Effective Date and whose nomination for election by the Company’s stockholders or appointment was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)	the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of Securities in the transaction, or otherwise) (a Reorganization”), unless, immediately following such Reorganization, (i) more than 50% of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”), or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of at least 95% of the voting Securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no Person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting Securities eligible to elect directors of the Parent Company or, if there is no Parent Company, the Surviving Company, and (iii) following the consummation of such Reorganization, at least a majority of the members of the board of directors of the Parent Company or, if there is no Parent Company, the Surviving Company are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in this Sections 2(j)(3)(i) through (iii) shall be a “Non-Control Transaction”); or

(4)	the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries (on a consolidated basis) to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two (2) or more Persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any Person acquires beneficial ownership of 50% or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company, such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control shall then be deemed to occur, (y) with respect to the payment of any amount that constitutes a “deferral of compensation” subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code, and (z) in the event the Effective Date occurs prior to the Company’s consummation of a business combination meeting the requirements of IM-5101-2(b) of the NASDAQ Listing Rules, a Change in Control shall not be deemed to occur on account of any such business combination or the SPAC Acquisition.

(k)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(l)	“Committee” means the Board, the Compensation Committee of the Board, or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(m)	“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(n)	“Company” means ReserveOne Holdings, Inc., a Delaware corporation, or its permitted successors and assigns.

(o)	“Corporate Event” has the meaning set forth in Section 10 (b) hereof.

(p)	“Data” has the meaning set forth in Section 22 (g) hereof.

(q)	“DGCL” shall have the meaning set forth in Section 19(a) hereof.

(r)	“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement. The determination of whether a Participant has a Disability shall be determined by the Committee, and the Committee may rely on any determination made for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or one of its Affiliates.

(s)	“Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one (1) year after the date upon which the Participant acquired the Stock.

(t)	“Effective Date” has the meaning set forth in Section 21 hereof.

(u)	“Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates; (2) each non-employee director of the Company or any of its Affiliates; (3) each other Person who provides substantial services to the Company or any of its Affiliates (x) as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder, or partner) and who is designated as eligible by the Committee, or (y) directly or indirectly through CC Capital or any successor external manager or administrative services provider to the Company or any of its Affiliates; and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided, further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2 (u) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain, other than the last corporation or other entity, owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2 (u) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(v)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(w)	“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5 (b) or 8 (b) hereof, as applicable.

(x)	“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(y)	“GAAP” means U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(z)	“Governmental Authority” shall mean any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

(aa)	“Incapacity” shall mean, with respect to any Person who is a natural person, either (a) the entry of an order by a court of competent jurisdiction adjudicating the Person to be an incapacitated person so that he or she lacks sufficient understanding or capacity to make or communicate responsible decisions concerning his or her person or his or her property, or (b) an affidavit of two physicians licensed to practice medicine (at least one of which is regularly attending such Person) that in their opinion, such Person, as a result of illness, age, or other cause, no longer has the capacity to act prudently or effectively in his or her financial affairs.

(bb)	“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(cc)	“Lien” means any of the following: mortgage; lien (statutory or other); other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

(dd)	“LLC” shall have the meaning set forth in Section 19(a) hereof.

(ee)	“Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(ff)	“Non-Renewal of Service” means the removal without Cause or non-renewal of a Participant’s term as a director of ReserveOne, Inc. and its parent and Subsidiaries.

(gg)	“Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(hh)	“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(ii)	“Other Stock-Based Award” means an Award that is not an Option Award, Stock Appreciation Right or Restricted Stock Unit, that is granted under Section 9 of the Plan and is (i) payable by delivery of Stock and/or (ii) measured by reference to the value of Stock.

(jj)	“Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(kk)	“Participant Agreement” means an employment, consulting, change in control, severance or any other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(ll)	“Permitted Transfer” means:

(1)	in the case of a Participant who is an individual, a Transfer to any of such Participant’s immediate family members (i.e., spouse, children, parents or in-laws) or other dependents or estate planning vehicles established solely for the benefit of such Persons;

(2)	in the case of a Participant that is a trust, a Transfer to any trust beneficiary for no consideration;

(3)	in the case of a Participant that is an entity, a Transfer to any Affiliate of such Participant in which such Participant owns a majority interest or to any Affiliate of such Participant that is an individual who owns a majority interest in such Participant; and

(4)	Transfers by any Participant to the Company (or its designees or assignees).

(mm)	“Permitted Transferee” means any Person acquiring any Stock, other securities issued pursuant to an Award, or any Securities in the Company issued to such Participant pursuant to this Plan from a Participant pursuant to a Permitted Transfer.

(nn)	“Person” means any legal person, including any individual, corporation, investment fund, partnership, limited partnership, limited liability company, joint venture, joint stock company, association, trust, unincorporated entity or Governmental Authority.

(oo)	“Plan” means this ReserveOne Holdings, Inc. 2025 Omnibus Incentive Plan, as amended from time to time.

(pp)	“POA Person” shall have the meaning set forth in Section 19(a) hereof.

(qq)	“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual, or other applicable stock exchange rules.

(rr)	“Qualifying Committee” has the meaning set forth in Section 3 (b) hereof.

(ss)	“Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(tt)	“Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(uu)	“Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(vv)	“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(ww)	“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(xx)	“Securities” shall mean, with respect to any Person, all equity interests of such Person, all securities convertible into or exchangeable for equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any equity appreciation or similar rights, contractual or otherwise.

(yy)	“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(zz)	“Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(aaa)	“Share Pool” has the meaning set forth in Section 4 (a) hereof.

(bbb)	“SPAC” means M3-Brigade Acquisition V Corp.

(ccc)	“SPAC Acquisition” means the closing of a transaction in which the SPAC consummates the proposed transaction with ReserveOne, Inc.

(ddd)	“Stock” means the Common Stock, and such other Securities as may be substituted for such stock pursuant to Section 10 hereof.

(eee)	“Stock Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in the Stock over a specified period. A Stock Appreciation Right may be settled in cash, Stock or other property as the Committee determines.

(fff)	“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity (including a trust) of which fifty percent (50%) or more of the total voting power of Securities (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more subsidiaries of such Person or (c) one or more subsidiaries of such Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

(ggg)	“Substitute Award” has the meaning set forth in Section 4 (a) hereof.

(hhh)	“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided that if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination, unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

(iii)	“Transfer” shall mean, as applicable, (a) as to any Security or asset (the “Subject Property”), to sell, transfer, assign, gift, pledge, grant a security interest in, distribute, encumber, hypothecate or otherwise dispose of (including, without limitation, the foreclosure or other acquisition by any lender with respect to the Subject Property pledged to such lender by the holder of the Subject Property), whether directly or indirectly (including, without limitation, by means of a Transfer of any Security issued by a Person that holds, directly or indirectly, an interest in the Subject Property), such Subject Property, either voluntarily or involuntarily and with or without consideration or (b) the act of such sale, transfer, assignment, gift, pledge, grant of security interest, Distribution, Lien or other disposition.

(jjj)	“Transferee” shall mean any Person to whom a Participant shall Transfer Securities in accordance with the terms of this Agreement.

(kkk)	“Voting Interests” shall have the meaning set forth in Section 19(a) hereof.

(lll)	“Voting Matters” shall have the meaning set forth in Section 19(a) hereof.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants; (2) grant Awards; (3) determine the type, number, and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards; (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (5) determine the method by which an Award (or any Stock or other Securities issued pursuant to any Award) may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company; (6) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election; (7) accelerate the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; (8) construe, administer, and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein; (9) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law; and (10) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including but not limited to upon a Corporate Event, or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability, or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d) Sections 409A of the Code. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section  409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s “separation from service” (other than a payment that is not subject to Section  409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

4. Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section  10 hereof, the following limitations apply to the grant of Awards: no more than 18,588,078 shares of Stock may be reserved for issuance and delivered in the aggregate pursuant to Awards under the Plan, which such amount may be subject to an annual increase on the first day of each calendar year beginning on January 1, 2026, and ending on and including January 1, 2035, as set forth herein (the “Share Pool”). The Share Pool shall automatically increase if, as of the final day of the immediately preceding calendar year, (i) the aggregate number of shares of Common Stock subject to outstanding Awards plus (ii) the number of shares of Stock remaining in the Share Pool but not outstanding with respect to an Award, plus (iii) the number of shares of Common Stock that have either been settled, exercised or granted in respect of an Award (such amount, the “Current Outstanding and Issuable Amount”) is less than fifteen percent (15%) of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year. In such case, the number of shares added to the Plan for such year shall equal the amount necessary to increase the Current Outstanding and Issuable Amount to fifteen (15%) of the number of shares of Common Stock outstanding on such date. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares, shares held in the treasury of the Company, or previously issued shares of Stock reacquired by the Company on the open market or by private purchase, or a combination of the foregoing. Notwithstanding the foregoing, except as may be required by reason of Section 422 of the Code, the Share Pool shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”).

(b) Share Counting Rules. The Share Pool shall be reduced, on the date of grant, by the relevant number of shares of Stock for each Award granted under the Plan that is valued by reference to a share of Stock; provided that Awards that are valued by reference to shares of Stock but are required to be paid in cash pursuant to their terms, including, without limitation, Cash-Based Awards, shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the shares of Stock subject to such Awards shall again be available for Awards under the Share Pool. For clarity, the following shares of Stock shall become available for issuance under the Plan: (i) shares of Stock tendered by the Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Options granted under the Plan; (ii) shares of Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved shares of Stock exceeds the number of shares of Stock actually issued upon the exercise of the Stock Appreciation Rights; and (iii) shares of Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise, lapse of restrictions on, or settlement of, Awards granted under the Plan.

(c) Incentive Stock Options. No more than 18,588,078 shares of Stock in the aggregate pursuant to Awards under the Plan may be issued or transferred upon exercise of Incentive Stock Options.

5. Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; provided, however, no Incentive Stock Options may be granted hereunder following the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section  2 (u) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section  5 (g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2) by delivery of shares of Stock having a value equal to the exercise price; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive (i) the number of shares of Stock underlying the Option so exercised, reduced by (ii) the number of shares of Stock equal to (A) the aggregate exercise price of the Option divided by (B) the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable (subject to Section  5 (f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section  22 (f) hereof), in each case, as may be determined by the Committee and set forth in an Option Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled, or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement, or otherwise:

(1)	Termination without Cause or Non-Renewal of Service. In the event of a Participant’s Termination prior to the applicable Expiration Date without Cause or Non-Renewal of Service, (A) all vesting with respect to such Participant’s Options shall immediately fully vest; and (B) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

(2)	Termination due to the Participant’s Death, Incapacity, or Disability. In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death, Incapacity, or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease; (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.

(3)	Termination for Cause or Participant’s Voluntary Resignation. In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause or Participant’s voluntary resignation, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(1)	No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least 110% of the Fair Market Value on the date of the grant of such Option, and (ii) cannot be exercised more than five years after the date it is granted.

(2)	To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3)	Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which Restricted Stock Agreements need not be identical. Subject to the restrictions set forth in Section  6 (b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a Restricted Stock Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease; and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company), less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase, and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7. Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which RSU Agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an RSU Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, or a combination thereof, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease; (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination; and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate (subject to Section  8 (f) hereof). The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which SAR Agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant, and the base price shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable (subject to Section  8 (f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section  22 (f) hereof), in each case, as may be determined by the Committee and set forth in a SAR Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments, or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled, or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property, as specified in the SAR Agreement or determined by the Committee, in each case, having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement, or otherwise:

(1)	Termination without Cause or Non-Renewal of Service. In the event of a Participant’s Termination prior to the applicable Expiration Date without Cause or Non-Renewal of Service, (A) all vesting with respect to such Participant’s Stock Appreciation Rights shall immediately fully vest; and (B) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

(2)	Termination due to the Participant’s Death, Incapacity, or Disability. In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death, Incapacity, or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.

(3)	Termination for Cause or Participant’s Voluntary Resignation. In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause or Participant’s voluntary resignation, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other Stock-Based Awards and Cash-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant Other Stock-Based Awards to Eligible Persons, either alone or in tandem with other Awards, in such amounts and dependent on such terms, conditions and restrictions as the Committee shall from time to time in its sole discretion determine, including, without limitation, Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer) and other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. The Committee is also authorized, subject to limitations under applicable law, to grant Cash-Based Awards to Eligible Persons, either alone or in tandem with other Awards, in such amounts and dependent on such terms, conditions and restrictions as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award and Cash-Based Award so granted shall be subject to such terms, conditions and restrictions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number and class of shares of Stock or other Securities that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section  4 (a) hereof, the number and class of shares of Stock or other Securities covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock, other Securities or other consideration subject to such Awards, (1) in the event of changes in the outstanding Stock or in the capital structure of the Company (including the Common Stock) by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event) or (2) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section  10, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment, and its determination will be final, binding, and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive Securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1)	The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at target level (or if no target is specified, the maximum level) and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured;

(2)	The acceleration of vesting of any or all Awards in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at target level (or if no target is specified, the maximum level); provided, further, that a Participant has not experienced a Termination prior to such Corporate Event;

(3)	The cancellation of any or all Awards in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration without the consent of the holder thereof;

(4)	The cancellation of any or all Options, Stock Appreciation Rights, and other Awards subject to exercise in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided that all Options, Stock Appreciation Rights, and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights, or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5)	The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or Securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section  10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13. Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee (or permitted transferee). Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15. Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award, unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16. Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), as applicable, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, local and foreign income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may (but is not obligated to) permit or require shares of Stock (which are not subject to any pledge or other security interest) to be used to satisfy all or any portion of applicable tax withholding requirements with respect to any Award, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the tax obligation (or portion thereof). Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.

17. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section  10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections  17 (a) or  17 (b) above, or any other provision of the Plan, reducing the exercise price of Options or Stock Appreciation Rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price or base price), or any other action that would be treated as a “repricing” of such Options or such Stock Appreciation Rights under GAAP, will require approval of the Company’s stockholders, unless the cancellation, exchange, repurchase or other action occurs in connection with an event set forth in Section  10 hereof.

18. [RESERVED]

19. Irrevocable Proxy and Power of Attorney.

(a) Each Participant hereby constitutes and appoints as its proxy, with respect to any Stock, other Securities issued pursuant to an Award, or any Securities in the Company issued to such Participant pursuant to this Plan (collectively, “Voting Interest”) held beneficially or of record by such Participant (whether now so owned or held or hereafter acquired), with respect to and/or all matters on which holders of such Voting Interests are entitled to vote in accordance with (i) the Delaware Limited Liability Company Act (the “LLC Act”) (ii) the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), (iii) the Delaware General Corporation Law, as amended (the “DGCL”) and (iv) the organizational documents of the applicable entity (collectively, the “Voting Matters”), and hereby grants a power of attorney to CC Capital and each such Persons to which CC Capital may delegate such authority (collectively, the “POA Persons”), with full power of substitution, with respect to any Voting Matters, and hereby authorizes each of the POA Persons to represent for purposes of constituting a quorum and vote all of such Participant’s Voting Interests as determined by CC Capital in its sole discretion with respect to any Voting Matters. Each of the proxy and power of attorney granted pursuant to this Section 19 is given in consideration of the agreements and covenants of the Company and the Participants in connection with the transactions contemplated by this Plan and, as such, each is coupled with an interest and shall be irrevocable unless and until such time that such Participant (or its Permitted Transferee) no longer holds any Voting Interests.

(b) Each Participant hereby (i) represents and warrants that, other than this proxy and power of attorney granted to the POA Persons hereunder, there are no proxies or powers of attorney with respect to the Voting Interests that may be distributed or issued to such Participant under this Plan, and (ii) covenants that it shall not hereafter, unless and until this Plan terminates in accordance with Section 20 or Section 21 hereof, (X) grant or purport to grant any other proxy or power of attorney with respect to any Voting Interests that may be distributed or issued to such Participant under this Plan, (Y) deposit any of the Voting Interests that may be distributed or issued to such Participant under this Plan into a voting trust or (Z) enter into any agreement (other than pursuant to this Plan), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Interests that may be distributed or issued to such Participant under this Plan, in each case, with respect to the Voting Matters.

(c) Each Participant acknowledges and agrees that neither the POA Persons, the Company nor any of their Affiliates, officers and employees are assuming any of such Participant’s responsibilities to comply with the LLC Act, the Cayman Companies Act, the DGCL, the Securities Act, the Exchange Act or any other Applicable Laws with respect to Voting Interests, as the case may be.

20. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited or otherwise canceled, earned, exercised, settled or otherwise paid out, in accordance with their terms.

21. Effective Date and Termination Date of the Plan.

The Plan was approved by the Board on August 25, 2025 and shall become effective as of such date or such other date as may be specified by the Board (such date is referred to as the “Effective Date”).

22. Miscellaneous.

(a) Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award, or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions. The Company may impose any stop transfer instructions to Stock held in book-entry form as it deems appropriate to enforce terms, conditions, and restrictions applicable to the Stock and any Award.

(c) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(d) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule, or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(e) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to Applicable Law.

(f) Non-Exempt Employees. If an Option or a Stock Appreciation Right is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or the Stock Appreciation Right will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option or the Stock Appreciation Right (although the Option or the Stock Appreciation Right may vest prior to such date). To the extent that the vesting of an Option or a Stock Appreciation Right is based on the performance of a business unit of the Company or a Participant, the determinations with respect to such performance of such Option or Stock Appreciation Right for purposes of this Section  22 (f) must be made based on (i) future performance meeting previously described criteria (e.g., hours of work, efficiency or productivity) or (ii) the Participant’s past performance, which shall be determined by the Company in its sole discretion. Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies, becomes Incapacitated, or suffers a Disability; (2) upon a Corporate Event in which such Option or Stock Appreciation Right is not assumed, continued, or substituted; (3) upon a Change in Control; or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options or Stock Appreciation Rights held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or a Stock Appreciation Right will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section  22 (f) will apply to all Awards.

(g) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section  22 (g) by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any Securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(h) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section  22 (h) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any Applicable Law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware, without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in New York, New York, USA (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three (3) arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section  22 (m), the provisions of this Section  22 (n) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing, or potential material business relationship with any party to the arbitration. The two (2) arbitrators so designated shall select a third (3rd) arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators, and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two (2) arbitrators are unable to agree upon the selection of such third (3rd) arbitrator, such third (3rd) arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than one hundred-twenty (120) days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the Southern District of New York or any New York state court sitting in the borough of Manhattan. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one (1)-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(r) References. Unless the context otherwise specifically requires the contrary, references in this Plan to: (i) the singular include the plural and vice versa, (ii) the masculine, feminine, or neutral include each of those, and (iii) “Sections” are to the sections, sub-sections and paragraphs of this Agreement.

*****

Adopted by the Board of Directors: August 25, 2025
Approved by the Stockholders: Septebmer 10, 2025
Termination Date: August 25, 2035

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